Exhibit 97.1
AMERICAN AIRLINES GROUP INC. POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
American Airlines Group Inc. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of October 2, 2023 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined in the text of this policy are defined in Section 11.
1.Persons Subject to Policy
This Policy shall apply to current and former Officers.
2.    Compensation Subject to Mandatory Recovery
Section 3(a) of this Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
3.    Recovery of Compensation
(a)    In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable current or former Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery, or attempted recovery, of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
(b)    In addition to (and without limiting) the provision of Section 3(a) above, in the event the Company is required to prepare a Restatement, the Committee will review the facts and circumstances that led to the requirement for such Restatement and take any other actions it deems appropriate with respect to cash incentive compensation paid under any Company Short-term Incentive Program and any Company Long-Term Incentive Performance Program as well as granted in the form of equity incentive awards received by a current or former Officer on or after the Effective Date during the applicable Three-Year Period. The Committee will consider whether an Officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to such restatement, including any misconduct. Actions the Committee may take include: seeking recovery of the incentive-based compensation in excess of what would have been paid to the current or former Officer under the Restatement, imposing disciplinary actions and pursuing any other remedies.
4.    Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any incentive compensation, including Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of incentive compensation, including the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of incentive compensation, including the Erroneously Awarded Compensation, against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of incentive compensation, including Erroneously Awarded Compensation, already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of incentive compensation already recovered by the Company from the recipient of such incentive compensation will be credited to the amount of incentive compensation required to be recovered pursuant to this Policy from such person.
5.    Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, equityholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
6.    Interpretation
Section 3(a) and the related applicable sections of this Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent they are inconsistent with such Applicable Rules, it shall be deemed amended to the extent necessary to ensure it is consistent therewith.

7.    No Indemnification; No Personal Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. No member of the Committee or the Board shall have any personal liability to any person as a result of actions taken under this Policy and each member of the Committee and the Board will be fully indemnified by the Company to the fullest extent available under applicable law and the Company’s governing documents with respect to any actions taken under this Policy. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law and the Company’s governing documents.
8.    Application; Enforceability
Effective as of the Effective Date, the Policy shall supersede and replace in its entirety the Company’s existing Clawback Policy adopted in 2014 (the “Prior Clawback Policy”); provided, that, notwithstanding the foregoing, any cash incentive compensation or equity incentive awards that are received prior to the Effective Date shall continue to remain subject to the Prior Clawback Policy.
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company. This Policy shall be binding and enforceable against all current and former Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
9.    Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.    Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association and will be limited the extent that any provision of the Applicable Rules is no longer in effect or applicable to the Company.
11.    Definitions
    “Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed, in each case, as amended from time to time.
“Committee” means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equityholder return.
“GAAP” means United States generally accepted accounting principles.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.
“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or, if Board action is not required, the officer or officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

ACKNOWLEDGMENT AND CONSENT TO
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

The undersigned has received a copy of the Policy for Recovery of Erroneously Awarded Compensation (the “Policy”) adopted by American Airlines Group Inc. (the “Company”).
In consideration of, and as a condition to, the receipt of future cash and equity incentive compensation from the Company, the undersigned hereby agrees that: (i) the undersigned is and shall be bound by and subject to the terms of the Policy; (ii) compensation received by the undersigned may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary; (iii) the undersigned is not entitled to indemnification in connection with any enforcement of the Policy to the extent required by the Applicable Rules (as defined in the Policy); and (iv) the undersigned expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.

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